As filed with the Securities and Exchange Commission
                               on March 21, 1997

                              Registration No 333-

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              -------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933
                           --------------------------
                          Tollycraft Yacht Corporation
          (Exact name of registrant as specified in its charter)



              Nevada                                86-0849925
  (State or Other Jurisdiction of      (IRS Employer Identification No.)
          Incorporation)

     2200 Clinton Avenue, Kelso, Washington               98626
 (Address of Principal Executive Offices)               (Zip Code)

                           --------------------------

         Tollycraft Yacht Corporation 1996 Employee Stock Option Plan
                            (Full Title of the Plan)
                           --------------------------

                          Robert C. Weaver, Jr., Esquire
                           4475 Mission Blvd., Suite 216
                            San Diego, California 92109
                                 (619) 270-3466
 (Name Address and Telephone Number, Including Area Code, of Agent for
Service)
                            ------------------------
                         CALCULATION OF REGISTRATION FEE
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                                  Proposed        Proposed
                     Amount       Maximum         Maximum         Amount of
Title of Securities  to be        Offering Price  Aggregate      Registration
to be Registered     Registered   Per Share (1)   Offering Price    Fee
-------------------  ----------   -------------   -------------- ------------

 Common Stock,
$.001 par value       45,000      $6.00           $270,000       $81.82

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(1)All such shares are issuable upon exercise of outstanding options with fixed exercise prices and will be reoffered at $6.00. Pursuant to Rule 457(g), the aggregate offering price and the fee have been computed upon the basis of the reoffering price.

                                    PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Securities to be Offered.
           AND
Item 2. Registrant Information and Employee Plan Annual Information.

                                  PROSPECTUS

       This Prospectus relates to up to 45,000 Shares of Common Stock Receivable by employees and consultants, as defined in the Rule as to Use of Form S-8, under the Tollycraft Yacht Corporation's (the "Company") 1996 Employee Stock Option Plan and reoffered by means of this Prospectus.

       This Prospectus shall be supplemented from time to time as the identity of the officers and directors and shares to be reoffered by them, if any, becomes known.

       Selling shareholders will offer their shares in U.S. and/or foreign transactions. Selling shareholders, if control persons, are required to sell their shares in accordance with the volume limitations of Rule 144 under the Securities Act of 1933, which restricts sales in any three month period to the greater of 1% of the total outstanding common stock or the average weekly trading volume of the Company's
common stock during the four  calendar  weeks immediately   preceding  such
sale. It is expected that persons effecting transactions will be paid the normal and customary commissions for market transactions.

                            AVAILABLE INFORMATION

       Tollycraft Yacht Corporation (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, as well as proxy statements and other information filed by the Company with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Regional Offices located at 150 Causeway Street, Boston, Massachusetts 02114, 1375 Peachtree Street N.E., Suite 788, Atlanta, Georgia 30367, 411 West Seventh Street, 8th Floor, Fort Worth, Texas 76102, 410 Seventeenth Street, Suite 700, Denver, Colorado 80202, 600 Arch Street, Room 2204, Federal Building, Philadelphia, Pennsylvania 19106, 26 Federal Plaza, Room 1028, New York, New York 10278, 5757 Wilshire Boulevard, Los Angeles, California 90036-3648, Everett McKinley Dirksen Building, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, Washington, D.C. 20549.

                           SELLING STOCKHOLDERS

       Information regarding the beneficial ownership of common stock owned by each officer and director of the Company selling common stock pursuant to this Prospectus and all officers and directors of the Company as a group selling common stock pursuant to this Prospectus is set forth below.

                             Before Offering          After Offering
                           Amount of   Percent    Amount of     Percent
     Name and              Beneficial    of       Beneficial    of
      Address              Ownership   Class      Ownership     Class


D.R. Cooley (1)            4,850       .19%       -0-           -0-
P.O. Box 38
Kelso, WA 98626


All directors and officers
as a group (2 persons)     4,850       .19%       -0-           -0-

Total Outstanding          2,470,411   100        2,515,411     100


(1) Relates to 20,000 shares which are acquired and to be resold by D.R. Cooley. The above 4,850 relates to shares to be sold via a previous S-8 registration.

(2) Except as otherwise indicated, to the best knowledge of management of the Company each of the persons listed or included in the group has sole voting and investment power over all shares shown as beneficially owned.

(3) Percentages for each person listed and for the group are calculated on the basis of the Company's total outstanding shares of 2,515,411.

                   INFORMATION WITH RESPECT TO THE COMPANY

       This Prospectus is inclusive of this Registration Statement on Form S-8 and its accompanied by the Company's Registration Statement on Form 10-SB and the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed subsequent thereto. These Annual and Quarterly Reports as well as all other reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 are hereby incorporated by reference in this Prospectus and may be obtained, without charge, upon the oral or written request of any person at 2200 Clinton Avenue, Kelso, Washington 98626, telephone 360-423-5160.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

        The following documents heretofore filed with the Commission by Tollycraft Yacht Corporation (File No. 0-21087) are incorporated by reference in this registration statement:

     1. Tollycraft Yacht Corporation's Registration Statement on Form 10-SB.

     2. The description of Tollycraft's common stock set forth as Exhibit 3.1, Articles of Incorporation of the Registrant, to the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 07, 1997.

3. Tollycraft's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, and amended Form 10-QSB for the quarter ended March 31, 1996.

        Any statement contained in any document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Except as so modified or superseded, such statement shall not be deemed to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

        Robert C. Weaver, Jr., Esquire, has performed and continues to perform significant legal services for the Company and is the recipient of 18,667 shares of common stock being registered herein.

Item 6. Indemnification of Directors and Officers

        Information regarding indemnification of Directors and Officers is incorporated by reference to the Company's Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on July 23, 1996.

Item 7. Exemption from Registration Claimed.

Not Applicable

Item 8. Exhibits.

Exhibit Number       Exhibit
--------------       -------
         5           Opinion of Robert C. Weaver, Jr., Esquire
        10.1         Tollycraft Yacht Corporation 1996 Employee Stock Option
                           Plan
        23.1         Consent of Robert C. Weaver, Jr., Esquire
                           (included in Exhibit 5)
        23.2         Consent of SAMUEL T. KANTOS & ASSOCIATES
        23.3         Consent of Isler & Co., Inc.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
                   (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                       SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 20, 1997.

Registrant: Tollycraft Yacht Corporation


By /s/ Peter D. Hobbs
--------------------------------
Peter D. Hobbs, Chairman and
Chief Executive Officer

 Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.




Signatures                               Title                      Date
----------                               -----                      ----

/s/ Peter D. Hobbs
-----------------------  Director, Chairman and           March 20, 1997
Peter D. Hobbs           Chief Executive Officer
                         (principal executive officer)
                         Secretary

/s/ D.R. Cooley
-----------------------  Director, President and          March 20, 1997
D.R. Cooley              Chief Financial Officer